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                                  EXHIBIT 5.1





                                                             June 27, 1997



Capital Factors Holding, Inc.
120 East Palmetto Park Road, 5th Floor
Boca Raton, Florida 33432


Ladies and Gentlemen:


           We have acted as counsel to Capital Factors Holding, Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 1,300,000 shares of the Company's authorized but unissued common stock, $0.01 par value per share (the "Common Stock"), issuable pursuant to stock options and/or stock appreciation rights granted under the Company's Stock Option Plan (the "Plan"). It is our opinion that the shares of Common Stock issuable under the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

           We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             GREENBERG, TRAURIG, HOFFMAN,
                                             LIPOFF, ROSEN & QUENTEL, P.A.

                                             By: /s/ Robert L. Grossman
                                                --------------------------
                                                Robert L. Grossman